Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107500, 333-117678 and 333-159057) pertaining to the Danaher Corporation & Subsidiaries Retirement and Savings Plan of our report dated June 24, 2013, with respect to the financial statements and schedule of the Danaher Corporation & Subsidiaries Retirement and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP
McLean, Virginia
June 24, 2013